NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the following securities (the 'Securities') of Valaris plc (the 'Company') from listing and registration on the Exchange at the opening of business on September 5, 2020, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange: Class A ordinary shares 4.700% Senior Notes due 2021 4.875% Senior Notes due 2022 4.50% Senior Notes due 2024 4.75% Senior Notes due 2024 8.00% Senior Notes due 2024 7.375% Senior Notes due 2025 5.20% Senior Notes due 2025 7.75% Senior Notes due 2026 5.4% Senior Notes due 2042 5.75% Senior Notes due 2044 5.85% Senior Notes due 2044 The Exchange reached its decision that the Company is no longer suitable for listing pursuant to Listed Company Manual (the 'Manual') Section 802.01D after the Company's August 19, 2020 disclosure that it has voluntarily filed for Chapter 11 protection in the U.S. Bankruptcy Court for the Southern District of Texas. Section 802.01D of the Manual states that the Exchange would normally give consideration to suspending or removing from the list a security of a company when 'an intent to file under any of the sections of the bankruptcy law has been announced or a filing has been made or liquidation has been authorized and the company is committed to proceed'. The Exchange, on August 19, 2020, determined that the Securities of the Company should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. Pursuant to the above authorization, on August 19, 2020, a press release regarding the delisting was issued and posted on the Exchange's website and trading was suspended in the Securities. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.